UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Crown Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
2009

________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the “Company”) will be held at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania on the 23rd day of April 2009 at 9:30 a.m. to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2009; and to transact such other business as may properly come before the Annual Meeting.

Only Shareholders of Common Stock of record as of the close of business on March 10, 2009 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania
March 20, 2009

WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE
OR REGISTER YOUR VOTE BY TELEPHONE OR THROUGH THE
INTERNET AS DESCRIBED ON THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 23, 2009:

The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and Annual Report to Shareholders are available at http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

(THIS PAGE INTENTIONALLY LEFT BLANK)

Crown Holdings, Inc.

One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT - MEETING, April 23, 2009

TO ALL SHAREHOLDERS:

The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 23, 2009, and, if properly executed, shares represented thereby will be voted by the named Proxies at such Annual Meeting.  The cost of soliciting Proxies will be borne by the Company.  The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, facsimile or in person without any extra compensation.  Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by voting in person at the Annual Meeting.

The persons named as Proxies were selected by the Board of Directors of the Company, and all are Officers of the Company.

The Annual Report for the year ended December 31, 2008, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement and accompanying Proxy, i.e., on or about March 20, 2009.

On March 2, 2009, there were 159,693,143 outstanding shares of Common Stock, par value $5.00 per share (“Common Stock”).

Shareholders of Common Stock of record as of March 10, 2009 are entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  Shareholders may be represented by Proxy at the Annual Meeting by completing and returning the Proxy or voting by telephone or through the Internet.  The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business.  Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification.  Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.  Under Pennsylvania law and the Company’s By-Laws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as affirmative or negative votes.  Directors are elected by plurality vote.  Other matters are determined by a majority of the votes cast.

ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Board of Directors.

The Board of Directors currently consists of 10 Directors.  The By-Laws of the Company provide for a variable number of Directors from 10 to 18.  The Board of Directors has currently fixed the number of Directors at 10.  It is intended that the Proxies will be voted for the election of the 10 nominees named below as Directors, and no more than 10 will be nominated by the Company.

The names of the nominees and information concerning them and their associations as of March 2, 2009, as furnished by the nominees, follow.  The principal occupations stated below are the occupations which the nominees have had during at least the last five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE FOR ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	66	Chairman of United Rentals and Chief Executive Officer of Structured Ventures; former Executive Officer of several General Electric financial services companies; also a Director of Quest Diagnostics and U.S.-Russia Investment Fund	2000

John W. Conway (a)	63	Chairman of the Board, President and Chief Executive Officer; also a Director of PPL Corporation	1997

Arnold W. Donald (c)	54	Former President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International; former Chairman and Chief Executive Officer of Merisant Company; also a Director of Carnival Corporation, The Laclede Group and Oil-Dri Corporation of America	1999

William G. Little (b), (d)	66	Former Chairman and Chief Executive Officer of West Pharmaceutical Services	2003

Name	Age	Principal Occupation	Year Became Director

Hans J. Löliger (c), (d)	66	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group; also a Director of Bühler Holding, Franke Holding and Fritz Meyer Holding	2001

Thomas A. Ralph (a), (b), (d)	68	Retired Partner, Dechert LLP	1998

Hugues du Rouret (b)	70	Chairman of Automobile Club de France Management Company; Chairman of the European School of Management; Executive Vice President International of the Chamber of Commerce and Industry of Paris; former Chairman and Chief Executive Officer of Shell France; also a Director of Banque Saint-Olive, CF Partners and Gras Savoye	2001

Alan W. Rutherford (a)	65	Vice Chairman of the Board and Executive Vice President	1991

Jim L. Turner (c)	63	Principal of JLT Beverages LP; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Dean Foods	2005

William S. Urkiel (b)	63	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Suntron Corporation	2004

---------------------------------------------

(a) Member of the Executive Committee	(c) Member of the Compensation Committee
(b) Member of the Audit Committee	(d) Member of the Nominating and Corporate Governance Committee

---------------------------------------------

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 2, 2009, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5 percent of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly (1)	Percentage of Outstanding Shares (2)

Iridian Asset Management LLC and its affiliates 276 Post Road West Westport, Connecticut 06880	10,325,975	6.5%
________________________________

(1)
Based on Amendment No. 2 to the Schedule 13G filed on February 4, 2009 with the Securities and Exchange Commission (the “SEC”), Iridian Asset Management LLC has direct beneficial ownership of such shares of the Company’s Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements.  The address of BIAM (US) Inc., the controlling member of Iridian, and BankIreland (US) Holdings, Inc., the sole shareholder of BIAM (US) Inc., is Liberty Park #15, 282 Route 101, Amherst, NH 03110.  The address of BIAM Holdings, the sole shareholder of BancIreland (US) Holdings, Inc., and The Governor and Company of the Bank of Ireland, the sole shareholder of BIAM Holdings, is Head Office, Lower Baggot Street, Dublin 2, Ireland.

(2)	Percentages are derived based upon 159,693,143 shares of Common Stock outstanding as of March 2, 2009.

     The following table shows, as of March 2, 2009, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2008; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

	Amount of Common Stock of the Company	Percentage of
Name	Owned Beneficially, Directly or Indirectly	Outstanding Shares (1)

Jenne Britell	57,227	*
John Conway(2)(3)	2,687,334	1.7%
Timothy Donahue (3) (4)	362,290	*
Arnold Donald (5)	63,044	*
Christopher Homfray (6)	167,471	*
William Little	24,918	*
Hans Löliger	51,512	*
Raymond McGowan (7)	86,337	*
Thomas Ralph	52,744	*
Hugues du Rouret	41,021	*
Alan Rutherford (8)	1,054,074	*
Jim Turner	51,132	*
William Urkiel	16,351	*
Directors and Executive
Officers as a Group of 15 (9)	4,933,445	3.1%

__________________________

* Less than 1%

(1)	Percentages are derived based upon 159,693,143 shares of Common Stock outstanding as of March 2, 2009.
(2)	Includes 1,459,500 shares of Common Stock subject to presently exercisable options held by Mr. Conway.
(3)
Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the “Trust Shares”).  Messrs. Conway and Donahue are each members of the Benefits Plan Investment Committee of the trust, which has sole voting and dispositive power with respect to the Trust Shares, but disclaim beneficial ownership of the Trust Shares.

(4)	Includes 213,000 shares of Common Stock subject to presently exercisable options held by Mr. Donahue.
(5)	Includes 45,026 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee.
(6)	Includes 45,000 shares of Common Stock subject to presently exercisable options held by Mr. Homfray.
(7)	Includes 17,500 shares of Common Stock subject to presently exercisable options held by Mr. McGowan.
(8)	Includes 661,000 shares of Common Stock subject to presently exercisable options held by Mr. Rutherford.
(9)	Includes 2,579,250 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2008, there were five meetings of the Board of Directors.  Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company’s Corporate Governance Guidelines, members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders.   In 2008, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence.  The Board of Directors has determined that Jenne Britell, Arnold Donald, William Little, Hans Löliger, Thomas Ralph, Hugues du Rouret, Jim Turner and William Urkiel are “independent” under the listing standards of the New York Stock Exchange (the “NYSE”) and the Company’s By-Laws.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards and in compliance with the Company’s By-Laws, which require that a majority of the Board nominees be “Independent Directors.”  A Director is an “Independent Director” under the Company’s By-Laws if the Director: (1) is not and has not been employed by the Company or any of its subsidiaries in an executive capacity within the five years immediately prior to such person’s nomination; (2) is not (and is not affiliated with a company or a firm that is) a regular advisor or consultant, for compensation, to the Company or any of its subsidiaries; (3) is not affiliated with a regular and significant customer or supplier of the Company or any of its subsidiaries; (4) does not have a personal services contract with the Company or any of its subsidiaries; (5) is not affiliated with a tax-exempt entity that receives significant contributions from the Company or any of its subsidiaries; and (6) is not a spouse, parent, sibling or child of any person described in (1) through (5), above.

In making the foregoing determinations, the Board of Directors considered the following transactions with third parties and the Directors’ affiliations with such parties.  For Dr. Britell and Mr. Little, directors of Fox Chase Cancer Center – a charitable contribution by the Company and routine Company employee medical testing.  For Dr. Britell, Chairman of United Rentals – ordinary course of business equipment rentals at various Company plants and, also for Dr. Britell, a director of Quest Diagnostics – routine Company employee medical testing.  For Mr. Donald, a director of The Laclede Group – ordinary course of business purchase of gas for a Company facility.  None of these transactions fell within the NYSE listing standards criteria or the Company’s By-Laws criteria.

The remaining Directors, John Conway and Alan Rutherford, are Executive Officers of the Company and therefore not “independent.”

Director Compensation.  Directors who are also employees of the Company receive no additional compensation for services as Directors.  Directors who are not employees of the Company receive cash base Director’s fees, annual grants of Company Common Stock and cash Committee fees and attendance fees.  Cash base Director’s fees are $70,000 annually, and cash meeting attendance fees are $1,500 per Board meeting.  Annual grants of Company Common Stock consist of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors.  Cash Committee fees are as follows:  for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other Committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all Committee members, an attendance fee of $1,500 per Committee meeting.  Directors do not receive any additional fees for their service on the Executive Committee.  Directors may defer receipt of all, or any part, of their Director compensation.

Director Stock Ownership.  Under the Company’s Corporate Governance Guidelines, after four years of service on the Board of Directors, Non-Employee Directors are expected to hold Company Common Stock having a market value of at least five times the cash base Director’s fees.

Audit Committee.  In 2008, the Audit Committee had nine meetings.  The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors.  The current members of the Audit Committee are Dr. Britell and Messrs. Little, Ralph, du Rouret and Urkiel.  Dr. Britell serves as Chairperson of the Audit Committee.  The Board of Directors has determined that the Directors who serve on the Audit Committee are all “independent” as defined in the listing standards of the NYSE and that Dr. Britell is an “audit committee financial expert” within the meaning of SEC regulations.  The Board of Directors has adopted a written Audit Committee Charter.

Compensation Committee.  In 2008, the Compensation Committee had three meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Löliger and Turner, each of whom is “independent” under the listing standards of the NYSE.  Mr. Löliger serves as Chairperson of the Compensation Committee.  The Board of Directors has adopted a written Compensation Committee Charter.  For further discussion regarding the Compensation Committee’s processes and procedures for the consideration of executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  There were two meetings of the Nominating and Corporate Governance Committee in 2008.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger and Ralph, each of whom is “independent” under the listing standards of the NYSE.  Mr. Ralph serves as Chairperson of the Nominating and Corporate Governance Committee.  The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation of the Board of Directors and its Committees and the annual evaluation of management by the Board of Directors, makes recommendations to the Board of Directors regarding the membership of Committees of the Board of Directors and performs other corporate governance functions.  Consistent with the Company’s Corporate Governance Guidelines, the Committee seeks nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of the candidate’s qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend.   Shareholders must include a letter from each nominee affirming that he or she will agree to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See “Proposals of Shareholders” for information on bringing nominations for the Board of Directors at the 2010 Annual Meeting.

Executive Sessions.  Pursuant to the Company’s Corporate Governance Guidelines, the non-management Directors of the Company meet periodically at regularly scheduled executive sessions without management Directors.  The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the non-management Directors or the Board as a whole may do so by writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.crowncork.com/ and is also available in print to any Shareholder who requests it.  The Company intends to disclose amendments to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).  The Company policy relating to related party transactions is included in the Company’s Corporate Governance Guidelines.

Company Website.  The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at http://investors.crowncork.com/.  These documents are also available in print to any Shareholder who requests them.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.  This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided for 2008 to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the other three Executive Officers who were the highest paid during 2008 (collectively, the “Named Executive Officers” or “NEOs”).  The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Committee.  The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee Directors, all of whom are independent under the NYSE listing standards.  The current Committee members are Hans Löliger (Chairperson), Arnold Donald and Jim Turner.  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors.  A copy of this charter is available on the Company’s website at http://investors.crowncork.com/.

Compensation Philosophy and Objectives.  The guiding principle of the Committee’s executive compensation philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the executive and the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container industry and other manufacturing companies.  The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and stock market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance measures, in an effort to more closely align compensation with Shareholder interests and to increase executives’ focus on the Company’s long-term performance.  During 2008, as part of its ongoing monitoring process, the Committee, with the assistance of Towers Perrin, an executive compensation consulting firm, conducted a review of long-term incentive practices with a particular emphasis on the weighting between performance-based and time-based equity awards.  The Committee also reviewed information regarding the prevalence of the different types of long-term incentive plans, their various features and the number of plan performance measures utilized.  Based upon such review, the Committee agreed prospectively to increase the emphasis on performance-based awards under the Company’s long-term incentive plan.

Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2008, the Committee met three times.  The Committee usually meets with the CEO and the CFO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management.

The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and CFO.   Committee members receive and review materials in advance of each meeting.  Depending on the meeting’s agenda, such materials may include:  financial reports regarding the Company’s performance, reports on achievement of individual and corporate objectives, reports detailing executives’ stock ownership and stock options and information regarding the compensation programs and compensation levels of certain peer group companies.  In addition, on an annual basis the Committee reviews tally sheets which set forth the total compensation of each NEO.  The Committee believes that the tally sheets are a useful tool in reviewing total compensation, the current mix of compensation (e.g., cash versus equity) and internal pay equity.

The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs.  In addition, the Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions.  The Committee makes all compensation decisions for the CEO and the CFO.  Decisions regarding the compensation of other NEOs are made by the CEO and CFO in consultation with the Committee.  In this regard, the CEO and CFO provide the Committee evaluations of business goals and objectives, executive performance and recommendations regarding salary levels and equity and other incentive awards.

Executive Compensation Consultant.  To assist the Committee in carrying out its responsibilities, the Committee has regularly engaged Towers Perrin, an executive compensation consulting firm, to conduct a competitive assessment of its compensation program for the NEOs.  Towers Perrin acts as an independent advisor to the Committee and has no other consulting relationship with the Company or its management.

In advising the Committee regarding 2008 compensation for NEOs, Towers Perrin developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  To provide a broad perspective of the market, competitive levels were developed at the 50th, 62.5th and 75th percentiles for the following elements of pay:

(i)	base salary,
(ii)	target annual incentive,
(iii)	target total cash compensation (base salary plus target annual incentive),
(iv)	accounting value of long-term incentives and
(v)	target total direct compensation (target total cash compensation plus the value of long-term incentives).

In establishing its benchmarks, Towers Perrin gathered data for the 18 public companies defined as the “Peer Group.”  Members of the Peer Group were selected based upon their industry, market capitalization and global operations.  For 2008, the companies comprising the Peer Group were Alcoa, Inc.; Avery Dennison Corporation; Ball Corp.; Dr Pepper Snapple Group, Inc. (formerly known as Cadbury Schweppes Americas Beverages, Inc.); Colgate-Palmolive Company; Eastman Chemical Company; General Mills, Inc.; International Paper Company; MeadWestvaco Corporation; Molson Coors Brewing Company; Nestlé USA, Inc.; PepsiCo,

Inc.; PPG Industries, Inc.; S.C. Johnson & Son, Inc.; The Sherwin-Williams Company; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Steelcase Inc.

Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue when appropriate.  In addition, to provide a broader frame of reference, Towers Perrin also analyzed each NEO position against data from general industry.

Market-Based Compensation Strategy.  For 2008, the Committee generally continued following its market-based compensation strategy but modified it with respect to the CEO and CFO:

•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data were reviewed as an additional market reference and to ensure robust competitive data.

•
Target total direct compensation levels for the NEOs other than the CEO and CFO were calibrated to the 50th percentile of the Peer Group.  The target total direct compensation levels for the CEO and CFO were increased from the 50th percentile to the 75th percentile of the Peer Group due to their extensive experience and exceptional performance on behalf of the Company over an extended period of time.

•	Base salary and target total cash compensation levels for NEOs were calibrated to the 62.5th percentile of the Peer Group.

•
The long-term incentive component of the executive compensation program was used to deliver the difference between the 62.5th percentile target total cash compensation level and the 75th percentile target total direct compensation level for the CEO and CFO and the 50th percentile for the other NEOs.

Components of Compensation.  For 2008, the principal components of compensation for NEOs were:

(i)	base salary,
(ii)	annual incentive bonus,
(iii)	long term incentives,
(iv)	retirement benefits and
(v)	perquisites.

The Company has employment contracts with all of the NEOs.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments Upon Termination.”  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee believes that competitive salaries must be paid in order to attract and retain high quality executives.  Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.  However, under special circumstances such as a promotion or increased responsibilities, the Committee may act to increase a NEO’s salary on a mid-year basis.

The Committee has determined that base salary and target total cash compensation levels for the NEOs should be targeted at the 62.5th percentile of the Peer Group.  The Peer Group data produced by Towers Perrin indicated that the base salary levels for the NEOs, as a group, were approximately 16% below market versus the 62.5th percentile.  According to the data, no NEO had a base salary that was above the 62.5th percentile.   The CEO and CFO had base salary levels that averaged approximately 5% below the 62.5th percentile.  The Committee believed that it had generally executed its desired market strategy with respect to the CEO and CFO, and consequently there was no increase in their base salaries for 2008.  However, the other NEOs had average base salary levels approximately 24% below the 62.5th percentile.  Accordingly, the Committee determined that increases of 46% for Mr. McGowan who had been promoted to President of the Americas Division, 19% for Mr. Homfray and 5% for Mr. Donahue were appropriate.  In addition, as a result of Mr. Donahue’s promotion to Chief Financial Officer in December of 2008, the Committee increased his base salary an additional 13%.

Base salaries paid to NEOs are deductible for U.S. federal income tax purposes except to the extent that the executive’s base salary exceeds $1 million.  While, as a result of prior year net operating losses, the Company currently is not paying federal income taxes, the loss of a deduction may reduce net loss carryforwards that might otherwise reduce future tax liabilities.  The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the performance of the Company as well as the individual contribution of the NEO.  Accordingly, the Company       maintains an Economic Profit Incentive Plan (the “EP Plan”) under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specific weighted performance measures.  The Committee assigns each NEO an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary.  The 2008 targets and maximum bonus opportunities for the NEO’s were as follows.

Name	Target Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary

John Conway	115%	345%
Alan Rutherford	90%	270%
Christopher Homfray	80%	240%
Raymond McGowan	80%	240%
Timothy Donahue	60%	180%

Based upon the Peer Group information provided by Towers Perrin, the target total cash compensation opportunities for NEOs were somewhat below the 62.5th percentile for 2007.  However, the Committee believed that, with the base salary increases for certain NEOs described above, it had generally met its desired competitive position versus market on a total cash compensation basis, and therefore EP Plan target bonus levels as a percentage of salary were not increased from 2007 levels.

The EP Plan has three performance measures as described below:

(i)	economic profit – defined generally as net operating profit after tax less cost of capital employed, as adjusted for certain items, including currency exchange rates and acquisitions/divestitures;

(ii)
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital and variances in average trade working capital; and

(iii)	qualitative factors – defined generally as achievement of key strategic goals, business unit goals and individual goals focused on improvements in operations, efficiency and work procedures.

At the target bonus level, the individual components are weighted: qualitative factors – 10%, modified operating cash flow – 40% and economic profit – 50%.  However, above the target bonus level, the portion of the total bonus attributable to economic profit is increased.

At the beginning of each year, the Committee determines target levels of performance for each performance metric.  At year end, the Committee assesses the actual results versus the original goals to determine the final awards.  The Committee must approve all awards, and all awards are subject to review and adjustment by the Committee.

The economic profit component of the EP Plan is determined based upon improvement over the prior year, as adjusted by any carryover discussed below.  Each NEO is assigned a percentage of target bonus related to economic profit earned in excess of the prior year.  If a NEO’s bonus is limited by the maximum award limitation, or otherwise not paid at the Committee’s discretion, any unused economic profit will be carried forward to the following year but will be at risk depending on future years’ results. The portion of each NEO’s bonus based upon economic profit may be increased if less than the maximum award is achieved under the modified operating cash flow or qualitative components.  No bonus will be paid for economic profit arising from accounting changes or similar non-cash items.

The modified operating cash flow component of the EP Plan is determined based upon the actual performance compared to a budgeted modified operating cash flow amount.  Performance below 90% of the target results in no incentive bonus attributable to modified operating cash flow.  Upon attaining 90% of the target performance with respect to the modified operating cash flow component, 62.5% of the incentive bonus attributable to such component will be earned.  The incentive bonus attributable to modified operating cash flow is thereafter incrementally increased based upon performance until a cap of 120% of the target is reached.

The Committee sets target levels for economic profit and modified operating cash flow based on the Company’s confidential business plan.  Targets in 2008 were set at the Company level for the CEO, CFO and Senior Vice President-Finance and at the divisional level for the other NEOs.  Generally, the Committee attempts to set the target levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or expected to face the Company in the coming year.

The qualitative factors involve the Company continuing to grow in developing markets, to develop and bring to market new and improved products for customers and to delever the balance sheet.

In each of the past five years, the NEOs achieved performance entitling them to bonus payouts.  However, for 2006, the Committee nevertheless elected to pay a bonus only to Mr. McGowan.  For the years in which each of the NEOs were paid a bonus, the weighted average bonus payout as a percentage of base salary was as follows:  2004-150%, 2005-270%, 2007-270% and 2008-260%.

For 2008, the maximum bonus opportunity was capped at 300% of the target bonus.  As mentioned above, as the bonus opportunity is increased, much greater emphasis is placed upon economic profit.  Accordingly, for 2008, between 10% and 15% of the 300% maximum bonus could have been earned based upon qualitative factors, between 25% and 60% of the 300% maximum bonus could have been earned based upon modified operating cash flow and between 50% and 250% of the 300% maximum bonus could have been earned based upon economic profit performance.

After reviewing 2008 results compared to the targeted performance measures, the Committee determined that the qualitative factors for all NEOs had been satisfied.  In addition, the Committee determined that, with respect to the Company and the Americas Division, the target levels for modified operating cash flow and economic profit were substantially exceeded for 2008.  Accordingly, the EP Plan payouts for Messrs. Conway, Rutherford and Donahue would be at the 288% level, attributable 10% to qualitative factors, 28% to modified operating cash flow and 250% to economic profit, and the EP Plan payout for Mr. McGowan would be at the 291% level, attributable 10% to qualitative factors, 31% to modified operating cash flow and 250% to economic profit.  In addition, because of the EP Plan’s annual limitation on pay-out attributable to economic profit, the amount of economic profit that exceeds the limitation will be carried forward to future years.  However, the amount of such carryforward will be at risk depending on future years’ results.  With respect to the European Division, the Committee determined that the target level for economic profit was exceeded but the target level for modified operating cash flow was not attained.  Consequently, the EP Plan payout for Mr. Homfray would be at the 240% level, attributable 10% to qualitative factors, 0% to modified operating cash flow and 230% to economic profit.

Bonuses paid to NEOs are deductible for U.S. federal income tax purposes except to the extent that the executive’s aggregate bonus and base salary exceeds $1 million.  As previously stated, the Company is not currently paying federal income taxes due to prior year losses.

Long-Term Incentives.  The Committee believes that equity-based incentives are an important link between the executive and Shareholder interests, and option and restricted stock grants are therefore part of the executive compensation program.  The Committee further believes that a portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders.  Annual grants vary in size based on the Company’s and the executive’s performance.  The exercise price of stock options is set at fair market value on the grant date as described in the applicable plan.  The Company does not coordinate grants of options so that they are made before announcement of favorable information or after announcement of unfavorable information.  In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January.

The Committee approved the following approach for 2008:

•
Award levels were generally calibrated to deliver target total direct compensation (sum of base salary, annual and long-term incentives) at the 75th percentile for the CEO and CFO and the 50th percentile for other NEOs as compared to the Peer Group, after taking into account the cash compensation targeted at the 62.5th percentile, which resulted in long-term incentive awards at a targeted level above the Peer Group median for the CEO and CFO and below the Peer Group median for other NEOs.

•	The Committee retained discretion to vary awards (plus/minus 15%) based upon each NEO’s experience, responsibilities and performance.

•	Two-thirds of a NEO’s long-term incentive was delivered in time-vested restricted stock.

•
One-third of a NEO’s long-term incentive was delivered in performance shares consisting of restricted stock that will be earned based upon the Company’s total shareholder return relative to a group of industry peers.  A target number of shares was established for 2008 for each NEO.  The performance period will be three years in length.  The vesting of performance shares will not occur until the third anniversary of the grant date.  The Committee believes that this structure provides a strong retention element since a NEO terminating employment (other than for retirement, disability or death) will leave behind potential vesting based on the results of three performance periods.

For 2008, the selected industry peers are Alcoa, Inc.; AptarGroup, Inc.; Ball Corp.; Bemis Company, Inc.; Chesapeake Corp.; Owens-Illinois, Inc.; Packaging Corporation of America; Pactiv Corp.; Sealed Air Corp.; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Temple-Inland, Inc.  The Committee believed that utilizing a peer group limited to the packaging industry was the appropriate benchmark for this purpose.

In addition, the Committee determined that performance shares will be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target

90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Refer to the Outstanding Equity Awards at Fiscal Year-End table below for information regarding the amount of such awards.

To the extent NEO long-term incentive compensation together with other compensation subject to Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), exceeds $1 million, it will not be deductible for federal income tax purposes unless such compensation is “performance based” as defined in Code Section 162(m).  All stock options granted to NEOs are performance based.  However, restricted stock is performance based only if the stock vests based on the achievement of objective performance goals. Restricted stock that is time-vested is not performance based.  While, as a result of prior year net operating losses, the Company currently is not paying federal income taxes, the loss of a deduction may reduce net loss carryforwards that might otherwise reduce future tax liabilities. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

Retirement Benefits.  As an incentive for long-term employment, the Company maintains several retirement plans.  In the United States, the Company maintains a Pension Plan (“U.S. Pension Plan”) for certain eligible employees in which four NEOs (Messrs. Conway, Rutherford, McGowan and Donahue) participate.  The U.S. Pension Plan is designed and administered to qualify under Code Section 401(a).  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2008, benefits from the U.S. Pension Plan are limited to $185,000 per year and may be based only on the first $230,000 of an employee’s annual earnings.

The Company also maintains a defined benefit pension plan for the benefit of certain of its employees in the United Kingdom (“U.K. Pension Plan”) in which one of the NEOs (Mr. Homfray) participates.  The U.K. Pension Plan provides normal retirement benefits for Mr. Homfray at age 60 based on the average of his three highest consecutive years of earnings in the last 10 years prior to employment termination.  For purposes of the U.K. Pension Plan, earnings are limited to base salary.  Average earnings are multiplied by 1.67% for each year of service credited under the U.K. Pension Plan to produce a participant’s annual pension benefit.  Benefit payments under the U.K. Pension Plan are subject to an annual cost of living increase, limited to a maximum 5% increase for benefits earned prior to April 1, 2008 and 2.5% for benefits earned on or after such date.

Because of the benefit limits, described above, under the U.S. Pension Plan and the U.K. Pension Plan, the Company provides additional retirement benefits to certain senior Officers under the Senior Executive Retirement Plan (“SERP”) in which all of the NEOs participate.  The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% in the cases of Messrs. Conway and  Rutherford and 2.0% in the cases of Messrs. Homfray, McGowan and Donahue of the average of the five highest consecutive years of earnings (consisting of salary and bonus and determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the cases of Messrs. Conway and Rutherford and 1.45% in the cases of Messrs. Homfray, McGowan and Donahue of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits and savings plan benefits described below.

The NEOs who earned a vested benefit under the SERP on or before December 31, 2004 may, with respect to that part of the benefit earned on or before December 31, 2004, elect to take all or part of such annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments.  Mr. Rutherford expects to retire on March 31, 2009 and has elected to receive a lump sum payment of his pre-2005 SERP benefit.  All benefits earned under the SERP after December 31, 2004 are required to be paid in a lump sum.  If a NEO with a vested retirement benefit under the SERP dies prior to the receipt of such benefit, the NEO’s surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump sum death benefit of five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company.

The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including four NEOs (Messrs. Conway, Rutherford, McGowan and Donahue), are able to contribute a portion of their salaries on a pre-tax basis.  Subject to Code limits, the Company will match 50% of the first 3% of pay that is contributed to the savings plan.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.

The NEOs are provided, among others, the following perquisites, all of which are quantified in the Summary Compensation Table under “All Other Compensation”:

•      Automobile Allowance
•      Health, Disability and Life Insurance
•      Overseas Allowance
•      Club Memberships
•      Use of Company Airplane

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the members of the Compensation Committee.

Hans J. Löliger, Chairperson
Arnold W. Donald
Jim L. Turner

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth certain information regarding compensation earned during the Company’s last fiscal year by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2008:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total Compensation

John W. Conway Chairman of the Board, President and Chief Executive Officer	2008 2007 2006	$1,075,000 1,075,000 1,075,000	$5,106,913 3,662,827 2,177,137	$0 45,190 605,804	$3,560,400 3,708,750 0	$7,637,998 4,996,307 1,326,179	$867,716 491,408 303,981	$18,248,027 13,979,482 5,488,101

Alan W. Rutherford (5) Vice Chairman of the Board and Executive Vice President	2008 2007 2006	700,000 700,000 700,000	3,403,941 1,740,812 817,343	0 30,127 449,386	1,814,400 1,890,000 0	4,351,512 3,244,033 874,022	506,184 379,546 175,385	10,776,037 7,984,518 3,016,136

Christopher C. Homfray (6) President–European Division	2008 2007	399,886 456,412	552,588 268,803	0 6,025	767,782 759,470	116,793 257,481	135,204 128,909	1,972,253 1,877,100

Raymond L. McGowan President-Americas Division	2008	505,000	163,140	75,130	1,175,640	367,288	94,711	2,380,909

Timothy J. Donahue (7) Executive Vice President and Chief Financial Officer	2008 2007	445,000 425,000	568,924 456,966	0 15,063	768,960 765,000	316,454 197,240	67,137 46,178	2,166,475 1,905,447

(1)
The amounts in this column represent the compensation costs recognized for financial reporting purposes by the Company for the respective fiscal years for the fair value of restricted stock awarded in the applicable and prior fiscal years in accordance with FASB Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123(R)”), rather than an amount paid to or realized by the applicable NEO.  The Company has elected to recognize the expense on a straight-line basis over the vesting period, which is three years.  Although the Company has elected to recognize stock-based compensation on a straight-line basis, it has accelerated the recognition of this expense for Messrs.  Conway and Rutherford.  This accelerated recognition is in compliance with the guidelines in FAS 123(R) whereby compensation expense for participants who receive awards that permit accelerated vesting of nonvested shares at retirement, and who are retirement eligible as defined in FAS 123(R), must be fully recognized by the retirement eligible dates.

A portion of the stock-based compensation costs includes the amortization of the fair value of performance shares awarded in 2006, 2007 and 2008.  These awards were valued in accordance with the guidelines in FAS 123(R).  The details surrounding these shares, the method of the valuation and the assumptions made are set forth in Note Q, “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  There can be no assurance that the FAS 123(R) amounts will ever be realized by the NEOs.

(2)
The amounts in this column represent the compensation costs recognized for financial reporting purposes by the Company for the respective fiscal years for the fair value of stock options granted in prior fiscal years in accordance with FAS 123(R), rather than an amount paid to or realized by the applicable NEO.  The charge represents the straight-line amortization of the fair value of the options over the vesting period.  The valuations of the options were developed using a Black-Scholes valuation model and were in accordance with the valuation guidelines in FAS 123(R).  Details about the valuation and the related assumptions for the option grants are discussed in Note Q, “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  There can be no assurance that the FAS 123(R) amounts will ever be realized by the NEOs.

(3)
The amounts in this column reflect the increase in actuarial present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions which were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and which are discussed in Note V, “Pensions and Other Retirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(4)	The amounts in this column for 2008 include the following items:

	J. Conway	A. Rutherford	C. Homfray	R. McGowan	T. Donahue

Change in Value of SERP Life Insurance	$714,718	$409,407	$50,775	$46,565	$32,708
FICA on Change in SERP Valuation	68,215	41,979	0	0	4,533
Automobile Allowance	44,002	42,242	17,442	25,919	13,596
Health, Disability and Life Insurance	27,129	6,574	0	11,818	12,850
Club Memberships	10,202	3,238	0	6,959	0
401(k) Company Match	3,450	0	0	3,450	3,450
Airplane Usage	0	2,744	0	0	0
Overseas Housing and Commuting Allowance	0	0	66,987	0	0
Total	$867,716	$506,184	$135,204	$94,711	$67,137

The above amounts include tax gross-up amounts in connection with:
a)	Automobile Allowance for Mr. Conway $18,352, Mr. Rutherford $17,048, Mr. McGowan $11,211 and Mr. Donahue $5,346;
b)	Club Membership for Mr. Conway $4,289, Mr. Rutherford $1,383 and Mr. McGowan $2,901; and
c)	Airline Usage for Mr. Rutherford $1,072.

Health, Disability and Life Insurance includes insurance premiums of $15,311 for Mr. Conway under a Split-Dollar Life Insurance Agreement.

(5)
Mr. Rutherford resigned as Chief Financial Officer effective December 11, 2008.   Mr. Rutherford expects to retire as Executive Vice President on March 31, 2009 but will remain as a member of the Company’s Board of Directors after his retirement.

(6)
Mr. Homfray’s non-equity compensation is paid in U.K. Pound Sterling, except for his housing allowance, which is paid in Euros.  Accordingly, all compensation for Mr. Homfray has been converted from Sterling into U.S. Dollars at the December 31, 2008 exchange rate of $1.45353 except for his housing allowance which has been converted from Euros to U.S. Dollars at a year-end rate of 1.39557.  The change in Mr. Homfray’s Pension Value and Nonqualified Deferred Compensation Earnings reflects the impact on his 2008 Pension benefit valuation of a 26% decline in the 2008 year-end Sterling exchange rate when compared to the comparable rate in 2007.

(7)	Mr. Donahue was promoted to Executive Vice President and Chief Financial Officer effective December 11, 2008. He previously served as Senior Vice President – Finance.

Grants of Plan-Based Awards

The following table provides information on annual incentive bonuses that the Company’s NEOs were eligible to receive in 2008 under the Company’s Economic Profit Incentive Plan and restricted stock granted in 2008 to each of the Company’s NEOs under the Company’s 2006 Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the restricted stock granted to the Company’s NEOs in 2008 will ever be realized by the NEOs.  Shown in the Summary Compensation Table above is the amount of these awards that was expensed by the Company, rather than an amount paid to or realized by the applicable NEO.  For further information and the assumptions made in determining FAS 123(R) values, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” and Notes A and Q to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (3)	2008 Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Grant Dates of Equity Awards	Target ($)	Maximum ($)	Target (Shares)	Maximum (Shares)
John Conway	1/9/2008 (5)	1,236,250	3,708,750	78,408	156,816	181,915	6,132,293
Alan Rutherford	1/9/2008 (6)	630,000	1,890,000	28,760	57,520	66,725	2,249,291
Christopher Homfray	1/9/2008 (7)	319,909	959,727	10,554	21,108	24,486	825,419
Raymond McGowan	1/9/2008 (8)	404,000	1,212,000	6,398	12,796	14,844	500,387
Timothy Donahue	1/9/2008 (9)	267,000	801,000	7,830	15,660	18,166	612,375

(1)
These amounts represent the range of annual incentive bonuses for which the NEOs were eligible in 2008 under the Company’s Economic Profit Incentive Plan.  For further information relating to the Economic Profit Incentive Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.”  For information regarding the actual value of awards earned under the Economic Profit Incentive Plan for 2008, see the Summary Compensation Table above.

(2)
These amounts represent the range of performance shares that might be realized under the 2008 restricted stock awards.  The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return versus a defined peer group of companies that are described in the “Compensation Discussion and Analysis” above.  The restriction on the performance shares lapses in January 2011, with the actual number of shares vesting dependent upon achievement of the defined goal.  For further details, refer to Note Q, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Rights to the performance shares are not forfeited at retirement, death or disability and remain subject to attainment of the performance goal.  Performance shares vest upon a “change in control” of the Company.

(3)
These amounts represent time-vested restricted stock awarded in 2008 and do not include the range of performance shares that might be realized under the 2008 restricted stock awards.  Shares vest annually over three years from the date of the award.  If a participant terminates employment due to retirement, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.

(4)
These amounts represent the fair value of the restricted stock awards made in 2008 and the performance shares awarded in 2008 valued in accordance with the guidelines in FAS 123(R).  For further details about the valuations of restricted stock and the related performance shares, refer to Note Q, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(5)
Represents grant to Mr. Conway of 260,323 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan. 181,915 shares vest over a three year period as follows: 60,639 shares on January 9, 2009 and 60,638 shares on January 9, 2010 and 2011. The final 78,408 shares vest on January 9, 2011 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 78,408.

(6)
Represents grant to Mr. Rutherford of 95,485 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan. 66,725 shares vest over a three year period as follows: 22,242 shares on January 9, 2009 and 2010 and 22,241 shares on January 9, 2011. The final 28,760 shares vest on January 9, 2011 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 28,760.

(7)
Represents grant to Mr. Homfray of 35,040 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan.  24,486 shares vest over a three year period as follows:  8,162 shares on January 9, 2009, 2010 and 2011.  The final 10,554 shares vest on January 9, 2011 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 10,554.

(8)
Represents grant to Mr. McGowan of 21,242 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan.  14,844 shares vest over a three year period as follows:  4,948 shares on January 9, 2009, 2010 and 2011.  The final 6,398 shares vest on January 9, 2011 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 6,398

(9)
Represents grant to Mr. Donahue of 25,996 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan.  18,166 shares vest over a three year period as follows:  6,056 shares on January 9, 2009 and 6,055 shares on January 9, 2010 and 2011.  The final 7,830 shares vest on January 9, 2011 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 7,830.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable options, unvested Restricted Common Stock and unvested equity incentive plan awards held by the Company’s NEOs on December 31, 2008.  These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 1997, 2001, 2004 and 2006 stock-based incentive compensation plans.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (1) (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
John Conway	149,000 229,500 230,000 350,000 150,000 500,000		30.63 22.25 7.44 5.30 8.75 8.60	1/4/2009 1/4/2010 1/4/2011 2/21/2012 2/24/2014 5/3/2014	299,047	5,741,702	202,333	3,884,794
Alan Rutherford	78,000 22,000 139,000 100,000 400,000		30.63 29.25 22.25 8.75 8.60	1/4/2009 4/13/2009 1/4/2010 2/24/2014 5/3/2014	111,895	2,148,384	76,549	1,469,741
Christopher Homfray	20,000 25,000		8.75 8.60	2/24/2014 5/3/2014	40,598	779,482	23,283	447,034
Raymond McGowan	7,500	50,000	8.75 23.45	2/24/2014 2/20/2017	14,844	285,005	6,398	122,842
Timothy Donahue	3,000 20,000 40,000 50,000 100,000		29.25 19.81 7.44 8.75 8.60	4/13/2009 12/22/2009 1/4/2011 2/24/2014 5/3/2014	35,237	676,550	25,355	486,816

(1)	Unvested Option Awards reported under this column vest 20% per year beginning on February 20, 2009 and each anniversary thereafter.

(2)
Time-vested restricted stock vests annually over three years from the date of the award.  Accordingly, with respect to awards made in 2006, the final one-third vested on February 23, 2009; with respect to awards made in 2007, the second one-third vested on January 16, 2009 and the remaining one-third will vest on January 16, 2010; and with respect to awards made in 2008, one-third vested on January 9, 2009, the second one-third will vest on January 9, 2010 and the remaining one-third will vest on January 9, 2011.  If a participant terminates employment due to retirement, disability or death, or upon a “change of control” of the Company, vesting of the awards accelerates.

(3)	Computed as of December 31, 2008. The closing price of the Company’s Common Stock on December 31, 2008 was $19.20.

(4)
These amounts represent the targets as presented in the Grants of Plan-Based Awards table above.  The range of shares to be received is 0 to 200% of the target based on the level of the performance achieved under the 2006 award from January 1, 2006 through December 31, 2008; under the 2007 award from January 1, 2007 to December 31, 2009; and under the 2008 award from January 1, 2008 to December 31, 2010.  The number reported does not include the additional shares that may be awarded based upon the Company’s performance and includes shares that may be forfeited based on the Company’s performance.  The vesting date for the performance shares awarded in 2006 was February 23, 2009.  At that time, it was determined that the Company’s total shareholder return versus a defined peer group of companies, which was the performance criterion, placed it in the 67th percentile which entitled the NEOs to performance shares at 135% of their individual target.  Accordingly, in addition to the 2006 target number of performance shares reported in this column, the following awards were made:  Mr. Conway – 22,267 shares, Mr. Rutherford – 8,586 shares and Mr. Donahue – 3,079 shares.  Messrs. McGowan and Homfray did not receive performance share awards in 2006.  The vesting dates of the performance shares that have not vested are January 16, 2010 with respect to the 2007 Grant and January 9, 2011 with respect to the 2008 Grant.

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2008 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
		($)		($)
John Conway	0	0	169,759	4,008,950
Alan Rutherford	0	0	60,127	1,421,506
Christopher Homfray	0	0	8,056	186,819
Raymond McGowan	0	0	0	0
Timothy Donahue	0	0	19,135	453,664

(1)
The amounts in this column calculate the aggregate dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
The amounts in this column calculate the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock times the market value of the underlying Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated benefits payable upon retirement to the NEOs under the Company’s Pension Plans and Senior Executive Retirement Plan (“SERP”), the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
John Conway	Pension Plan SERP	34 34	852,090 25,912,195

Alan Rutherford	Pension Plan SERP	35 35	913,720 15,172,667

Christopher Homfray	Pension Plan SERP	13 13	663,856 350,466

Raymond McGowan	Pension Plan SERP	7 7	110,834 524,743

Timothy Donahue	Pension Plan SERP	18 18	142,272 867,404

(1)
The U.S. Pension Plan in which the NEOs (other than Mr. Homfray) participate is designed and administered to qualify under Section 401(a) of the Code.  Mr. Homfray’s pension plan benefits are governed by the U.K. Pension Plan provided by the Company to its U.K. employees.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(2)
The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% in the cases of Messrs. Conway and Rutherford and 2.0% in the cases of Messrs. Homfray, McGowan and Donahue of the average of the five highest consecutive years of earnings (determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% in the cases of Messrs. Conway and Rutherford and 1.45% in the cases of Messrs. Homfray, McGowan and Donahue of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and 401(k) Retirement Savings Plan benefits. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(3)	Years of service are rounded to the nearest full year.

(4)
The calculation of the present value is based on assumptions which were in accordance with the guidelines of FAS 87 and which are discussed in Note V, “Pensions and Other Retirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(5)	All of the benefits above are vested with respect to the NEOs, except that Messrs. Homfray and McGowan are not vested in the SERP.

(THIS PAGE INTENTIONALLY LEFT BLANK)

DIRECTOR COMPENSATION

The following table discloses 2008 Director compensation for all non-employee Directors who served as Directors in 2008. Compensation for Messrs. Conway and Rutherford is reported in the Summary Compensation Table.  Messrs. Conway and Rutherford do not earn additional compensation for their service as Directors or for their service as Chairman and Vice-Chairman of the Board, respectively.

Name	Fees Earned or Paid in Cash (1)(2) ($)	Stock Awards (2)(3) ($)	Total ($)
Jenne Britell	106,000	100,000	206,000
Arnold Donald	89,000	100,000	189,000
William Little	111,000	100,000	211,000
Hans Löliger	102,000	100,000	202,000
Thomas Ralph	124,000	100,000	224,000
Hugues du Rouret	101,000	100,000	201,000
Jim Turner	89,000	100,000	189,000
William Urkiel	101,000	100,000	201,000

(1)
Cash-based Director’s fees for 2008 were $70,000 annually, and cash meeting attendance fees were $1,500 per Board meeting.  Cash Committee fees in 2008 were as follows: for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other Committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all Committee members, an attendance fee of $1,500 per Committee meeting.  Directors do not receive any additional fees for their service on the Executive Committee.

(2)
Each Director may defer receipt of all, or any part, of his or her compensation until termination of service as a Director.  At the election of the Director, deferred amounts are paid in either a lump sum or installments over a period not to exceed 10 years and are credited with interest at the prime rate until distributed.  Mr. Ralph deferred receipt of the $70,000 annual cash-based Director fee in 2008.

(3)
The annual grant of Company Common Stock for 2008 consisted of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION

The Company has employment agreements with all of its NEOs.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Compensation Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.  One of the NEOs, Alan Rutherford, is expected to retire from the Company effective March 31, 2009.

Under the employment agreements, Messrs. Conway and Rutherford have agreed that, during their employment and for two years thereafter, they shall not compete with the Company or solicit Company employees to terminate employment with the Company.  Messrs. McGowan and Donahue are subject to a similar non-competition provision which is limited to a one year post-employment period prior to a change in control and two years following a change in control.  Mr. Homfray is subject to a one year post-employment non-competition provision.

Under the agreements for Messrs. Conway, Rutherford, McGowan and Donahue (the “U.S. NEOs”), if an executive’s employment is terminated because of retirement, disability or death, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination, a pro-rated target bonus payment and any vested retirement, incentive or other benefits.  If a U.S. NEO’s employment with the Company is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreements for Messrs. Conway and Rutherford, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” other than within the 13-month period following a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his target bonus for the year of termination.  Under the agreements for Messrs. McGowan and Donahue, upon the termination of the executive’s employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated target bonus payment and (iii) a lump sum payment equal to the executive’s base salary.  In the case of Mr. Homfray, if his employment is terminated by the Company without “serious fault,” he will receive 18 months of base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of the U.S. NEOs is terminated by the Company without Cause or by the executive for Good Reason, during the 13-month period following a Change in Control with respect to Messrs. Conway and Rutherford and during the 12-month period following a Change in Control with respect to Messrs. McGowan and Donahue, the Company will pay to such executive his base salary through the date of termination plus a lump sum payment equal to the sum of (i) his target bonus for the year of termination and (ii) an amount equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination.  In addition, all stock options and restricted stock granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.  With respect to Messrs. Conway and Rutherford, following a Change in Control, “Good Reason” includes the executive’s voluntary termination of employment for any reason during the one month period following the one year anniversary of the Change in Control.

To the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of parachute payments for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their respective employment was terminated as of December 31, 2008.

Name	Benefit	Termination upon Retirement, Disability or Death (1)(2)	Resignation for Good Reason Prior to a Change in Control	Termination without Cause Prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control (2)(3)

John Conway	Salary:		3,225,000	3,225,000	3,225,000
	Bonus:	1,236,250	4,945,000	4,945,000	8,653,750
	Accelerated Restricted Stock Vesting:	5,741,702			9,626,496
	Additional Health Care Benefits:	140,103			140,103
	Tax Gross-Up:				33,859,824
Alan Rutherford	Salary:		2,100,000	2,100,000	2,100,000
	Bonus:	630,000	2,520,000	2,520,000	4,410,000
	Accelerated Restricted Stock Vesting:	2,148,384			3,618,125
	Additional Health Care Benefits:	51,775			51,775
	Tax Gross-Up:				18,180,896

Christopher Homfray	Salary:			599,830	599,830
	Bonus:
	Accelerated Restricted Stock Vesting:	779,482			1,226,516
	Additional Health Care Benefits:
	Tax Gross-Up:

Raymond McGowan	Salary:			505,000	1,515,000
	Bonus:	404,000		404,000	1,205,481
	Accelerated Restricted Stock Vesting:	285,005			407,847
	Additional Health Care Benefits:	373,504			373,504
	Tax Gross-Up:				2,423,878

Timothy Donahue	Salary:			445,000	1,335,000
	Bonus:	267,000		267,000	1,617,000
	Accelerated Restricted Stock Vesting:	676,550			1,163,366
	Additional Health Care Benefits:	701,335			701,335
	Tax Gross-Up:				4,478,224

(1)
The additional health care coverage set forth in this column relates to retirement. Coverage related to death or disability would be valued at $197,223 for Mr. Conway, $103,551 for Mr. Rutherford, $556,268 for Mr. McGowan and $987,562 for Mr. Donahue.

(2)
Accelerated restricted stock vesting amounts under this column include only the target number of performance shares that might be realized under restricted stock awards.  Rights to the performance shares are not forfeited at (i) termination for retirement, death or disability, (ii) resignation for Good Reason prior to a Change in Control or (iii) termination without Cause prior to a Change in Control and remain subject to attainment of the performance goal.  The potential payouts are based on performance and therefore are at risk. Performance shares vest upon a Change in Control.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note Q, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  No amount is included in this column for unvested stock options because the exercise prices of such options exceeded the fair market value of the Company’s common stock on December 31, 2008.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis – Retirement Benefits”) will be distributed in a lump sum.  See “Pension Benefits” above.  Consequently, the Company has agreed to reimburse the NEOs for all taxes imposed on such lump sum payments and such reimbursement.  In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999, related to parachute payments under Code Section 280G.  The Company has agreed to reimburse the NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes.  The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and a combined state and local tax rate of 4.07%.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, is the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit and report on the Company’s financial statements for 2009.   PricewaterhouseCoopers LLP performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2008 and December 31, 2007.  (1) Audit Fees totaled $6,881,000 and $7,073,000 for the years 2008 and 2007, respectively.  These fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.  (2) Audit Related Fees totaled $130,000 and $140,000 for the years 2008 and 2007, respectively.  These fees were for the employee benefit plan audits and accounting consultations.  (3) Tax Fees totaled $640,000 and $554,000 for the years 2008 and 2007, respectively.  These fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.  (4) Tax Advisory Services totaled $1,090,000 and $889,000 for the years 2008 and 2007, respectively.  These fees were for tax planning and advice.  (5) All Other Fees totaled $22,000 and $13,000 for the years 2008 and 2007, respectively, and were for services rendered for assistance provided primarily to non-U.S. subsidiaries.

All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers LLP are compatible with maintaining their independence as auditors.  Also, the Audit Committee considers the level of Audit and Audit Related fees in relation to all other fees paid to the independent auditors, and reviews such levels each year.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees and the process for determining and reporting fees from the numerous locations where the Company operates and the independent auditors provide services.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors.  Under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve such proposed fees up to $100,000 per transaction and reports back to the full Audit Committee.  Pursuant to this authority, during 2008 the Chairperson reviewed and approved fees totaling less than $189,000 in the aggregate.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2008 and the Company’s system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers LLP has informed the Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2008.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Committee from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

Jenne K. Britell, Chairperson
William G. Little
Thomas A. Ralph
Hugues du Rouret
William S. Urkiel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company’s financial statements for 2009.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2008, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

PROPOSALS OF SHAREHOLDERS

In order to be considered for inclusion in the Proxy Statement for the Company’s 2010 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 20, 2009.  In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days, which is November 20, 2009, nor more than 150 days, which is October 21, 2009, prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

INTERNET AVAILABILITY OF PROXY MATERIALS

Copies of the following materials have been made available at http://investors.crowncork.com/phoenix.zhtml?c=85121&p=proxy

•	this Proxy Statement,

•	the Proxy Card relating to the Annual Meeting of Shareholders and

•	the Annual Report to Shareholders.

Information included on the Company’s website, other than this Proxy Statement, the Proxy Card relating to the  Annual Meeting of Shareholders  and  the Annual Report to Shareholders, is not part of the proxy soliciting materials.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC on February 27, 2009.  A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder.  Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 20, 2009

CROWN HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2009
9:30 a.m.

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599

Copies of the following materials are available at
http://investors.crowncork.com//phoenix.zhtml?c=85121&p=proxy

• the Proxy Statement relating to the Annual Meeting of Shareholders,
• this Proxy Card and
• the Annual Report to Shareholders

Crown Holdings, Inc.	PROXY
One Crown Way
Philadelphia, PA 19154-4599

Proxy for Annual Meeting of Shareholders to be held on April 23, 2009

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Timothy J. Donahue and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 10, 2009 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 23, 2009 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by Telephone or via the Internet.

See reverse for voting instructions.

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your Telephone or Internet vote authorizes the Named
Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

INTERNET – www.eproxy.com/cck
Use the Internet to vote your Proxy until 12:00 p.m. (CT) (GMT-6) on April 22, 2009.

TELEPHONE – 1-800-560-1965
Use a touch-tone telephone to vote your Proxy until 12:00 p.m. (CT) (GMT-6) on April 22, 2009.

MAIL – Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided.

Voting your Proxy by Internet or Telephone
• Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available.
• You do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors Recommends a Vote FOR Items 1 and 2.
1.	Election of directors:	01 Jenne K. Britell 02 John W. Conway 03 Arnold W. Donald 04 William G. Little	05 Hans J. Löliger 06 Thomas A. Ralph 07 Hugues du Rouret	08 Alan W. Rutherford 09 Jim L. Turner 10 William S. Urkiel	[ ]	Vote FOR all nominees (except as marked)	[ ]	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of independent auditors for the fiscal year ending December 31, 2009, which the Board of Directors unanimously recommends.	[ ]	For	[ ]	Against	[ ]	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change?  Mark Box [  ]

Indicate changes below:
Date ____________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.